Exhibit 99.2

PRESS RELEASE

For Immediate Release

January 25, 2006

AMERICAN COMMUNITY BANCSHARES, INC. DECLARES A THREE-FOR-TWO

STOCK SPLIT AND DECLARES CASH DIVIDEND ON ALL SHARES

Charlotte, North Carolina. Randy P. Helton, President and Chief Executive Officer of American Community Bancshares, Inc. (NASDAQ SmallCap: ACBA), the holding company for American Community Bank announced that at its recent Board of Directors meeting the Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend to shareholders of record on February 7, 2006 and payable on February 21, 2006. Simultaneously, the Board of Directors declared a $.05 per share cash dividend to shareholders of record on February 22, 2006 and payable March 3, 2006.

Mr. Helton commented: “We recently announced significantly higher earnings for the year 2005 and we wanted our shareholders to participate and receive the benefit of our increased earnings. By establishing the record date of the cash dividend one day after the payment date of the stock dividend, all of our shareholders will receive the $.05 per share cash dividend on their existing shares as well as on the newly issued shares. We are pleased to be able to return this to our shareholders who have been so supportive of our efforts in the past.”

American Community Bancshares, Inc., headquartered in Charlotte, North Carolina is the holding company for American Community Bank. American Community Bank is a full service bank, headquartered in Monroe, North Carolina with nine North Carolina offices located in the fast growing Union and Mecklenburg Counties and four South Carolina offices located in York and Cherokee Counties. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares webstie is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ SmallCap market under the symbol “ACBA”. For more information contact: Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225-8444.